Exhibit 4.3.6

GAN LIMITED

2020 EQUITY INCENTIVE PLAN UK SUB-PLAN

COMPANY SHARE OPTION PLAN OPTION AGREEMENT

The Company hereby grants an Option to purchase Shares to the Optionee named below. The terms and conditions of the Option are set forth in this cover sheet and the attached Company Share Option Plan Option Agreement (together, this “Agreement”) and in the GAN Limited 2020 Equity Incentive Plan UK Sub-Plan (CSOP) as it may be amended from time to time. Unless otherwise defined in this Agreement, certain capitalized terms used in this cover sheet and Agreement are defined in the UK CSOP Schedule.

Date of Option Grant: __________________, [YEAR]

Name of Optionee: _________________________________________________

Number of Shares Covered by Option: ______________

Exercise Price per Share: $_____.___

Market Value of a Share on Date of Option Grant: $_____.___

Normal Exercise Date: _____________, [YEAR] [INSERT DATE THAT IS ON OR AFTER THE THIRD ANNIVERSARY OF THE DATE OF GRANT]

Expiration Date: _____________, [YEAR] [DO NOT EXCEED TEN YEARS FROM GRANT] This Option will expire earlier as a result of certain events, including your Termination of Employment, as provided in this Agreement.

Vesting Calculation Date: _____________, [YEAR]

Vesting Schedule:

Subject to all the terms of this Agreement and you continuing to be an Employee through the applicable Vesting Dates, your right to purchase Shares under this Option shall incrementally vest [as to 25% of the total number of Shares covered by this Option, as shown above, on each of the first four anniversaries of the Vesting Calculation Date.] OR [INSERT OTHER VEST SCHEDULE] In all cases, the resulting aggregate number of Vested Shares will be rounded down to the nearest whole number. Upon ceasing to be an Employee at any time and for any reason or no reason, all of the then outstanding unvested portion of this Option shall be forfeited to the Company without consideration as of your termination date. No partial vesting credit will be provided no matter when your termination date occurs.

By signing this Agreement, you agree to all of the terms and conditions described in this Agreement, the Plan and the UK CSOP Schedule. You are also acknowledging receipt of this Agreement and a copy of the Plan, the UK CSOP Schedule and the Plan’s prospectus. Any inconsistency between this Agreement and the Plan UK and the CSOP Schedule shall be resolved by reference to the Plan and the UK CSOP Schedule.

This Agreement has been executed as a deed and unconditionally delivered on the date first above written.

Executed as a DEED by

Optionee:	__________________________________________________
(Signature)

In the presence of:

Witness signature ____________________________________
Name (in BLOCK CAPITALS) __________________________
Address ___________________________________________
___________________________________________________

Company
Acting by a
director :	__________________________________________________
(Signature)

Print Name ___________________________________

In the presence of:

Witness signature ____________________________________
Name (in BLOCK CAPITALS) __________________________
Address ___________________________________________
___________________________________________________
Title:	__________________________________________________
Attachment

GAN LIMITED

2020 EQUITY INCENTIVE PLAN UK SUB-PLAN

COMPANY SHARE OPTION PLAN OPTION AGREEMENT

1.	The Plan and Other Agreements

The text of the Plan and the UK CSOP Schedule is incorporated in this Agreement by reference. You and the Company agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

This Agreement, the Plan and the UK CSOP Schedule constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.

2.	Award of CSOP Option	The Company awards you a CSOP Option as shown on the cover sheet to this Agreement. This Option is intended to be a CSOP Option under Schedule 4 of the Income Tax (Earnings and Pensions) Act 2003 and will be interpreted accordingly.

3.	Vesting and Exercise	This Option is only exercisable before it expires and only with respect to the Vested portion of the Option and in accordance with the rules of the UK CSOP Schedule. This Option will Vest according to the Vesting Schedule described in the cover sheet of this Agreement.

4.	Term	Your Option will expire in all cases no later than the close of business at Company headquarters on the Expiration Date, as shown on the cover sheet. Your Option may expire earlier if you cease to be an Employee (as provided for in rule 7 of the UK CSOP Schedule) or as otherwise set out in the rules of the Plan and the UK CSOP Schedule. You are solely responsible for determining whether and when to exercise any Vested portion of this Option and also for keeping track of when your Option expires and when it therefore can no longer be exercised. The Company has no obligation (and does not intend) to provide you with any further notice of your Option’s expiration dates. The Company will have no liability to you or to any other person if all or any portion of your Option is not exercised before it expires for any reason.

5.	Notice of Exercise

When you wish to exercise this Option, you must notify the Company by filing a “Notice of Exercise” form at the address given on the form. Your notice must specify how many Shares you wish to purchase. The notice can only become effective after it is received by the Company.

If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

6.	Form of Payment

When you submit your notice of exercise, you must include payment of the aggregate Exercise Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

●	Cash received directly from Optionee’s brokerage account.

●	To the extent a public market for the Shares exists as determined by the Company, by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price.

●	To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment may be made in another form of legal consideration acceptable to the Committee and in accordance with the Plan provided no action is taken that would disqualify the Option from being a CSOP Option.

7.	Transfer of Award	Prior to your death, only you may exercise this Option. You cannot gift, transfer, assign, alienate, pledge, hypothecate, attach, sell, or encumber this Option. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will or it may be transferred by the laws of descent and distribution. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your Option in any other way.

8.	Shareholder Rights	You, or your estate, shall have no rights as a shareholder of the Company with regard to the Option until you have been issued the applicable Shares by the Company and have satisfied all other conditions specified in the Plan. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such applicable Shares are issued, except as provided in the Plan.

9.	Taxes and Withholding

You will be solely responsible for payment of any and all applicable taxes, including without limitation any penalties or interest based upon such tax obligations, associated with this Option.

You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or sale of Shares acquired under this Option as provided for more fully in the rules of the Plan and the UK CSOP Schedule.

To the extent a public market for the Shares exists as determined by the Company, such withholding taxes may be settled by Cashless Exercise through delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the withholding taxes.

To the extent approved by the Committee in its discretion and with all terms and conditions determined by the Committee, payment of withholding taxes may be made in another form of legal consideration acceptable to the Committee provided no action is taken that would disqualify the Option from being a CSOP Option.

10.	Restrictions on Exercise and Resale

By signing this Agreement, you agree not to (i) exercise this Option (“Exercise Prohibition”), or (ii) sell, transfer, dispose of, pledge, hypothecate, make any short sale of, or otherwise effect a similar transaction of any Shares acquired under this Option (each a “Sale Prohibition”) at a time when applicable laws, regulations or Company or underwriter trading policies prohibit the exercise or disposition of Shares. The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation. The Company shall have the right to designate one or more periods of time, each of which generally will not exceed one hundred eighty (180) days in length (provided however, that such period may be extended in connection with the Company’s release (or announcement of release) of earnings results or other material news or events), and to impose an Exercise Prohibition and/or Sale Prohibition, if the Company determines (in its sole discretion) that such limitation(s) is needed in connection with a public offering of Shares or to comply with an underwriter’s request or trading policy, or could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. The Company may issue stop/transfer instructions and/or appropriately legend any stock certificates issued pursuant to this Option in order to ensure compliance with the foregoing. Any such Exercise Prohibition shall not alter the Vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

If the sale of Shares acquired under this Award is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation and warranty, you shall represent and agree that the Shares being acquired are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations and warranties as are deemed necessary or appropriate by the Company and its counsel.

You may also be required, as a condition of exercise of this Option, to enter into any Company shareholder agreement or other agreements that are applicable to shareholders.

11.	Clawback Policy	You expressly acknowledge and agree to be bound by Section 14(e) of the Plan, which contains provisions addressing the Company’s policy on recoupment of equity or other compensation.

12.	No Retention Rights	Your Option or this Agreement does not give you the right to be retained by the Company Group in any capacity.

13.	Extraordinary Compensation	This Option and the Shares subject to the Option are not intended to constitute or replace any pension rights or compensation and are not to be considered compensation of a continuing or recurring nature, or part of your normal or expected compensation, and in no way represent any portion of your salary, compensation or other remuneration for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

14.	Adjustments	In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Shares covered by this Option (rounded down to the nearest whole number) and the Exercise Price per Share shall be adjusted pursuant to the Plan and the UK CSOP Schedule. Your Option shall be subject to the Change of Control provisions set out in the UK CSOP Schedule.

15.	Legends	All certificates or book entries representing the Shares issued under this Award may, where applicable, have endorsed thereon the following notations or legends and any other notation or legend the Company determines appropriate:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AND OPTIONS TO PURCHASE SUCH SHARES SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER, OR HIS OR HER PREDECESSOR IN INTEREST. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY BY THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR QUALIFICATION UNDER APPLICABLE STATE LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.”

16.	Applicable Law	This Agreement will be interpreted and enforced under the laws of the state of New York without reference to the conflicts of law provisions thereof.

17.	Regulatory Compliance

The issuance of Shares pursuant to this Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Shares may be listed or traded.

18.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Company and you and any respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and you and any respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the settlement or termination of the Option.

19.	Notice	Any notice to be given or delivered to the Company relating to this Agreement shall be in writing and addressed to the Company at its principal corporate offices. All notices shall be deemed effective upon personal delivery or upon deposit in the postal mail, postage prepaid and properly addressed to the Company. Any notice to be given or delivered to you relating to this Agreement may be delivered by electronic form including without limitation by email (including prospectuses required by the SEC) as well as all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). The Company may also deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

20.	Voluntary Participant	You acknowledge that you are voluntarily participating in the Plan.

21.	No Rights to Future Awards	Your rights, if any, in respect of or in connection with this Option or any other Awards are derived solely from the discretionary decision of the Company to permit you to participate in the Plan and to benefit from a discretionary future Award. By accepting this Option, you expressly acknowledge that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to you or benefits in lieu of Options or any other Awards even if Awards have been granted repeatedly in the past. All decisions with respect to future Awards, if any, will be at the sole discretion of the Committee.

22.	Future Value	The future value of the underlying Shares is unknown and cannot be predicted with certainty. If the underlying Shares do not increase in value after the Date of Option Grant, the Option will have little or no value. If you exercise the Option and obtain Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price.

23.	No Advice Regarding Award	The Company has not provided any tax, legal or financial advice, nor has the Company made any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

24.	No Right to Damages	You will have no right to bring a claim or to receive damages if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of the termination of your Service for any reason, even if the termination is in violation of an obligation of the Company Group to you.

25.	Data Privacy	By participating in this Plan, you acknowledge that, for the purpose of operating the Plan and the UK CSOP Schedule, the Company and/or any Group Company will collect and process information relating to you in accordance with the Company’s privacy notice. You understand that the Company holds certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, gender, social security or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to Shares awarded, cancelled, purchased, exercised, vested, unvested or outstanding in your favor for the purpose of implementing, managing and administering the Plan (“Data”). You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere and that the recipient country may have different data privacy laws and protections than your country. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data, as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired under the Plan.

26.	Other Information

You agree to receive shareholder information, including copies of any annual report, proxy statement and periodic report, from the Company’s website, if the Company wishes to provide such information through its website. You acknowledge that copies of the Plan, Plan prospectus, Plan information and shareholder information are also available upon written or telephonic request to the Plan’s administrator.

27.	Further Assistance	You agree to provide assistance reasonably requested by the Company in connection with actions taken by you while providing services to the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which you rendered service to the Company.

28.	Legal Compliance	The Company Group is not responsible for your legal compliance requirements relating to this Option, including, but not limited to, tax reporting.

29.	Additional Conditions	If the Company shall determine, in its sole discretion, that the consent or approval of any governmental authority is necessary or desirable as a condition to the payment of benefits to you pursuant to the Plan, such payment shall not occur until such registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

30.	Enforcement	The Company will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights to which it may be entitled. You agree and acknowledge that money damages may not be an adequate remedy for breach of the provisions of this Agreement and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

31.	Nondisclosure of Confidential Information	You acknowledge that the businesses of the Company is highly competitive and that the Company’s strategies, methods, books, records, and documents, technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company uses in their business to obtain a competitive advantage over competitors. You further acknowledge that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. You acknowledge that by reason of your duties to and association with the Company, you have had and will have access to and have and will become informed of confidential business information which is a competitive asset of the Company. You hereby agree that you will not, at any time during or after employment, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of services responsibilities. You shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which your legal rights and obligations as a service provider or under this Agreement are at issue; provided, however, that you shall, to the extent practicable and lawful in any such events, give prior notice to the Company of your intent to disclose any such confidential business information in such context so as to allow the Company an opportunity (which you will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company would not be considered confidential to the Company. In the event of any conflict in terms between this Section 31 and the terms of any Company confidentiality or proprietary information agreement you have executed, the terms of such other confidentiality or proprietary information agreement shall prevail and govern.

____________________________

GAN LIMITED

NOTICE OF EXERCISE OF CSOP OPTION BY OPTIONEE

GAN Limited

400 Spectrum Center Drive, Suite 1900

Irvine, CA 92618
Attention: Corporate Secretary

Re:	Exercise of CSOP Option to Purchase Shares of Company Stock

 _______________________________________

[PRINT NAME OF OPTIONEE]

Pursuant to the CSOP Option Agreement dated ___________________, ______ between GAN Limited (the “Company”) and me, made pursuant to the 2020 Equity Incentive Plan UK SUB-PLAN (CSOP) (the “Plan”), I hereby request to purchase _______ Ordinary Shares (whole number only and must be not less than one hundred (100) Ordinary Shares or the remaining number of Vested Ordinary Shares subject to this Option) of the Company (the “Shares”), at the exercise price of $__________ per Share. I am hereby making full payment of the aggregate exercise price by one or more of the following forms of payment in accordance with the whole number percentages that I have provided below. I further understand and agree that I will timely satisfy any and all applicable tax withholding obligations as a condition of this Option exercise.

Percentage of Payment	Form of Payment As Provided In the CSOP Option Agreement

____%	Cash received directly from my brokerage account

____%	Cashless Exercise (if a public market then exists for the Shares)
100%

I acknowledge that I have received, understand and continue to be bound by all of the terms and conditions set forth in the Plan, Plan prospectus and in the CSOP Option Agreement.

Dated: __________________

(Optionee’s Signature)

(Full Address)

*THIS NOTICE OF EXERCISE MAY BE REVISED BY THE COMPANY AT ANY TIME WITHOUT NOTICE.